Exhibit 4.45

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (this “Agreement”) is made as of July 23, 2020,  by and among:

(1)	Anze Premium Health and Beauty Pte. Ltd., a company organized and existing under the laws of the Republic of Singapore (the “Borrower” or the “Company”),
(2)	ECMOHO (Hong Kong) Health Technology Limited, a company organized and existing under the laws of Hong Kong (the “Lender”),
(3)	The individuals named on Schedule I attached hereto (collectively, the “Founders” and each, a “Founder”).

The foregoing parties are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.

The Lender desires to lend to the Borrower, and the Borrower desires to borrow from the Lender, an aggregate principal amount equal to US$[15,000,000] (the “Loan”), evidenced by the note in the form attached hereto as Exhibit A (the “Note”), upon the terms and subject to the conditions set forth in this Agreement.

B.	The Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein.

In consideration of the foregoing recitals and the mutual promises hereinafter set forth, the receipt, sufficiency and adequacy of which consideration the Parties hereby acknowledge, the Parties hereto, intending to be legally bound, agree as follows:

AGREEMENT

1.Definitions

For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person, including, without limitation any general or limited partner, officer or director of such Person and any venture capital fund now or hereafter existing which is Controlled by or under common Control with one or more general partners or shares the same management company with such Person.

“Agreement” has the meaning set forth in the preamble.

“Borrower” has the meaning set forth in the preamble.

“Business Day” means a day (i) other than Saturday or Sunday, and (ii) on which commercial banks are open for business in PRC, Hong Kong and the Republic of Singapore.

“Closing” has the meaning set forth in Section 2.2(a).

“Confidential Information” has the meaning set forth in Section 11.3.

Note Purchase Agreement

“Constitutional Documents” means, as to any entity, such entity’s certificate of incorporation, formation or registration (including, if relevant, certificates of change of name), memorandum of association, articles of association or incorporation, charter, by-laws, trust deed, trust instrument, partnership, operating agreement, limited liability company, joint venture or shareholders’ agreement or equivalent documents, and business license, in each case as amended.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person.  The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any contract providing for the acquisition of any of the foregoing.

“Event of Default” has the meaning set forth in Section 10.1.

“Founder” or “Founders” has the meaning set forth in the preamble.

“Hong Kong” means the Hong Kong Special Administrative Region.

“Laws” means any and all constitutional provision, statute, law, rule, regulation, official policy or interpretation of any governmental or regulatory authority.

“Lender” has the meaning set forth in the preamble.

“Lien” means any mortgage, pledge, lien, charge, hypothecation, security interest or other encumbrance, security agreement or arrangement of any kind, purchase or option agreement or arrangement, and agreements to create or effect any of the foregoing.

“Loan” has the meaning set forth in the recitals.

“Maturity Date” has the meaning set forth in Section 6.2.

“Note” has the meaning set forth in the recitals.

“Note Documents” means this Agreement, the Note, and any other documents, agreements and instruments entered into in connection with or contemplated by this Agreement.

“Party” or “Parties” has the meaning set forth in the preamble.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC” means the People’s Republic of China, solely for purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan.

Note Purchase Agreement

2.Sale and Purchase of Note

2.1Sale and Purchase of Note.  Subject to the terms and conditions of this Agreement, at the Closing, the Borrower agrees to sell and issue to the Lender, and the Lender agrees to purchase from the Borrower, a Note in the principal amount of US$[15,000,000], at a consideration equal to such principal amount.

2.2Closing

(a)The consummation of the purchase and sale of the Note pursuant to Section 2.1 above (the “Closing”) shall take place remotely via the exchange of documents and signatures as soon as practicable, but in no event later than five (5) Business Days after all closing conditions (except for such conditions that will be satisfied at the Closing, but nonetheless subject to the satisfaction thereof at the Closing) specified in Section 5.1 hereof have been waived or satisfied.

(b)On the Closing,

(i)the Borrower shall deliver to the Lender the Note being purchased by the Lender duly executed by the Borrower, dated as of the date of the Closing, and

(ii)the Lender shall pay to the Borrower the First Installment (as defined below).

2.3Payment of the Loan.

The Lender shall pay to the Borrower the purchase price for the Note purchased by the Lender by wire transfer of immediately available funds to the account appointed by the Borrower in three installments:

(a)US$[8,000,000] (the “First Installment”) of the Loan shall be paid at the Closing;

(b)US$[4,000,000] (the “Second Installment”) of the Loan shall be paid as soon as practicable, but in no event later than five (5) Business Days after all conditions specified in Section 5.2 hereof have been waived or satisfied;

(c)US$[3,000,000] (the “Third Installment”) of the Loan shall be paid as soon as practicable, but in no event later than five (5) Business Days after all conditions specified in Section 5.3 hereof have been waived or satisfied.

3.Representations and Warranties of the Borrower

The Borrower hereby jointly and severally represents, warrants and covenants to the Lender that:

3.1Organization, Good Standing and Qualification.

(a)The Company is duly organized, validly existing and in good standing under the Laws of its place of organization.

(b)Each Founder is of sound mind, has the necessary legal capacity to perform his/her obligations hereunder and under any other Note Documents which he/she will enter into pursuant to the terms hereof.

(c)The Company has all requisite corporate power and authority to own its properties and assets and carry on its business as currently conducted and as proposed to be conducted

Note Purchase Agreement

and to perform its obligation hereunder and under any agreement contemplated hereunder to which it is a party.  The Company is duly qualified to transact business and is in good standing.

3.2Authorization.

(a)The Borrower has, or will have prior to the Closing, obtained all necessary consents and approvals, to execute and deliver this Agreement and other Note Documents, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, and has duly executed and delivered this Agreement and will duly execute and deliver each of the other Note Documents to which it or he is a party.  All corporate action on the part of the Borrower, its officers, directors and shareholders necessary for the authorization, execution and delivery of each of the Note Documents, the performance of all obligations of the Borrower hereunder and thereunder and the authorization, issuance and delivery of the Note, has been taken or will be taken prior to the Closing, and the Note Documents, when executed and delivered by the Borrower, shall constitute valid and legally binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b)Neither the execution and delivery of the Note Documents nor the performance by the Borrower of its obligations under the Note Documents (including the issuance of the Note) will: (i) violate any provisions of the Constitutional Documents of the Company; (ii) with or without the giving of notice or the passage of time, or both, violate, or be in conflict with, or constitute a default under, or cause or permit the termination or the acceleration of the maturity of, any debt or obligation of the Borrower; (iii) require notice to or the consent of any party to any agreement or commitment to which the Borrower is a party, or by which it or its properties is bound or subject; (iv) result in the creation or imposition of any security interest, lien, or other Lien upon any property or assets of the Borrower under any agreement or commitment to which he, she or it is a party, or by which he, she or it or the properties thereof are bound or subject; or (v) violate any Law or order to which the Borrower or its properties are bound or subject.

3.3Governmental Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Borrower is required in connection with the consummation of the transactions as contemplated by the Note Documents.

3.4Capitalization. There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from the Company of any of its securities or any other agreements to participate in the profits of the Company.  There are no outstanding rights or obligations of the Company to repurchase or redeem any of its securities. The Company is not a party or subject to any contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the registration of, any share or other security of the Company.

3.5Valid Issuance of Note.  The Note, when issued, sold and delivered in accordance with the terms hereof, will be duly and validly issued.

3.6Valid Issuance of Securities.  The securities issuable upon conversion of a Note, when issued, sold and delivered in accordance with the terms of a Note for the consideration expressed therein, will be duly and validly issued, fully paid, and non-assessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable securities laws.

3.7Litigation.  There is no action, suit, proceeding or investigation pending or  currently threatened against the Borrower that questions the validity of this Agreement, the right of such

Note Purchase Agreement

Warrantor to enter into the Note Documents, or to consummate the transactions contemplated under the Note Documents, or that might result, either individually or in the aggregate, in any material adverse changes in the assets, condition, or affairs of the Borrower, financially or otherwise, nor is the Borrower aware that there is any basis for the foregoing. The Borrower is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

3.8Absence of Required Consents; No Violations.  The Company is not in violation or default of any provision of its Constitutional Documents, or any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound.

3.9Compliance with Laws.  The Company has obtained and has maintained in good standing all licenses, permits, consents and authorizations required to be obtained by it under all applicable laws necessary for the operation of its business, except for the lack of which would not reasonably be expected to have a material adverse effect on the assets, condition, or affairs of the Company, and all such licenses, permits, consents and authorizations remain in full force and effect.  The Company is in compliance with all applicable laws, except for those the violation of which would not reasonably be expected to have a material adverse effect on the assets, condition, or affairs of the Company.

3.10No Insolvency.  The Company has not taken any steps to seek protection pursuant to any bankruptcy, reorganization, insolvency or moratorium law or any law for the relief of, or relating to, debtors, nor does the Company have any knowledge that its creditors intend to initiate involuntary bankruptcy proceedings.  The Company is not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent.  For purposes of this Agreement, “Insolvent” means, (a) the present fair saleable value of the Company’s assets is less than the amount required to pay the Company’s total indebtedness, (b) the Company is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, or (c) the Company intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature.

3.11Tax Returns and Payments.  The Company has timely filed all tax returns required to be filed by it.  All taxes shown to be due and payable on such returns, any assessments imposed, and all other taxes due and payable by the Company on or before the Closing have been paid or will be paid prior to the time they become delinquent.  The Company has not been advised (a) that any of its returns, federal, state or other, have been or are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed judgment with respect to its federal, state or other taxes.  The Company has no knowledge of any liability of any tax to be imposed upon its properties or assets as of each Closing that is not adequately provided for.

3.12Full Disclosure.  Neither the Note Documents nor any other document provided to the Lender contains any untrue statement in any material respect or omits to state a fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

4.Representations And Warranties of the Lender

The Lender hereby represents and warrants to the Borrower as follows:

4.1Due Organization.  The Lender is duly incorporated, organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization.

4.2Authorization.  The Lender has full power and authority to enter into the Note Documents to which it is a party.  This Agreement constitutes, and the other Note Documents to which a Lender is a party when executed and delivered by the Lender, will constitute, valid and legally binding

Note Purchase Agreement

obligations of the Lender, enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

5.Conditions of the Lender’s obligation.

5.1The obligations of the Lender to consummate the Closing under Section 2 of this Agreement, unless otherwise waived in writing by the Lender, are subject to the fulfillment on or before the Closing of each of the following conditions:

(a)Representations and Warranties.  Each of the representations and warranties of the Borrower contained in Section 3 shall be true and correct when made and shall be true and correct as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and correct as of such particular date.

(b)Performance. The Borrower and the Founders shall have performed and complied with all agreements, obligations and conditions contained in the Note Documents that are required to be performed or complied with by them, on or before the Closing.

(c)Authorizations.  All consents and approvals of any competent governmental authority or of any other person that are required to be obtained by any of the Borrower or the Founders in connection with the consummation of the transactions contemplated by this Agreement (including without limitation any waivers of rights of first refusal, preemptive rights, put or call rights, or other rights triggered by the Note Documents, if any) shall have been duly obtained and effective as of the Closing.

(d)No Material Adverse Change.  There shall have been no material adverse change or effect that, individually or when taken together with all other changes or effects, is or could likely be materially adverse to the business, assets, financial condition, operations, or capitalization of the Company.

(e)Corporate Authorization.  All necessary resolutions of the Company shall have been passed in order to approve (a) the Note Documents, and (b) the consummation of the transactions contemplated under the Note Documents.

(f)Formulas. The Company shall have provided the Lender with the research documents in relation to the ingredients and effects of three (3) formulas and the samples of such formulas for testing purpose, and such formulas shall have passed the Lender’s test.

5.2The obligations of the Lender to pay the Second Installment, unless otherwise waived in writing by the Lender, are subject to the fulfillment on or before the payment of the Second Installment of each of the following conditions:

(a)Representations and Warranties.  Each of the representations and warranties of the Borrower contained in Section 3 shall be true and correct when made and shall be true and correct as of the payment of the Second Installment with the same effect as though such representations and warranties had been made on and as of the payment of the Second Installment, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and correct as of such particular date.

Note Purchase Agreement

(b)Performance.  The Borrower and the Founders shall have performed and complied with all agreements, obligations and conditions contained in the Note Documents that are required to be performed or complied with by them, on or before the payment of the Second Installment.

(c)Authorizations.  All consents and approvals of any competent governmental authority or of any other person that are required to be obtained by any of the Borrower or the Founders in connection with the consummation of the transactions contemplated by this Agreement (including without limitation any waivers of rights of first refusal, preemptive rights, put or call rights, or other rights triggered by the Note Documents, if any) shall have been duly obtained and effective as of the payment of the Second Installment.

(d)No Material Adverse Change.  There shall have been no material adverse change or effect that, individually or when taken together with all other changes or effects, is or could likely be materially adverse to the business, assets, financial condition, operations, or capitalization of the Company.

(e)Formulas. The Company shall have provided the Lender with the research documents in relation to the ingredients and effects of another four (4) additional formulas and the samples of such formulas for testing purpose, and such formulas shall have passed the Lender’s test.

5.3The obligations of the Lender to pay the Third Installment, unless otherwise waived in writing by the Lender, are subject to the fulfillment on or before the payment of the Third Installment of each of the following conditions:

(a)Representations and Warranties.  Each of the representations and warranties of the Borrower contained in Section 3 shall be true and correct when made and shall be true and correct as of the payment of the Second Installment with the same effect as though such representations and warranties had been made on and as of the date of the payment of the Second Installment, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and correct as of such particular date.

(b)Performance.  The Borrower and the Founders shall have performed and complied with all agreements, obligations and conditions contained in the Note Documents that are required to be performed or complied with by them, on or before the payment of the Third Installment.

(c)Authorizations.  All consents and approvals of any competent governmental authority or of any other person that are required to be obtained by any of the Borrower or the Founders in connection with the consummation of the transactions contemplated by this Agreement (including without limitation any waivers of rights of first refusal, preemptive rights, put or call rights, or other rights triggered by the Note Documents, if any) shall have been duly obtained and effective s of the payment of the Third Installment.

(d)No Material Adverse Change.  There shall have been no material adverse change or effect that, individually or when taken together with all other changes or effects, is or could likely be materially adverse to the business, assets, financial condition, operations, or capitalization of the Company.

(e)Formulas. The Company shall have provided the Lender with the research documents in relation to the ingredients and effects of another seven (7) additional formulas and the samples of such formulas for testing purpose, and such formulas shall have passed the Lender’s test.

6.Terms of the Note

6.1Interest. The Lender agrees that the Loan shall bear no interest.

Note Purchase Agreement

6.2Maturity Date.  Unless the outstanding principal of the Note is otherwise converted into shares or otherwise provided in this Agreement, the outstanding principal amount of the Note shall be immediately due and payable in full upon demand by the holder of the Note on the earlier of (i) December 31, 2023 (the detailed Initial Repayment Plan is set forth in Section 6.4(a)), and (ii) the acceleration of the maturity of the Note by the holder upon the occurrence of an Event of Default or in accordance with Section 5 hereof (such earlier date, the “Maturity Date”).

6.3Prepayment of Note.  The Note may not be prepaid without the prior written consent of the Lender.

6.4Repayment; Conversion.

(a)The initial repayment plan (the “Initial Repayment Plan”) shall be as follows:

(i)	US$[4,000,000] of the Loan shall become due and payable by the Company in equal installments at the end of each quarter in the year of 2021;
(ii)	US$[8,000,000] of the Loan shall become due and payable by the Company in equal installments at the end of each quarter in the year of 2022;
(iii)	US$[3,000,000] of the Loan shall become due and payable by the Company in equal installments at the end of each quarter in the year of 2023;

(b)The Lender will conduct evaluations on the Company on a semi-annual basis. The Company shall provide the Lender with such information relating to the business and financial condition, properties, operations and prospects of the Company and its investments as the Lender may from time to time reasonably request, and upon the Lender giving the Company at least [10] days' notice in writing requesting for such information. The Lender agrees that it shall not use such information for any purposes other than for the purposes of evaluating its investment in the Company pursuant to this Agreement.

Based on the evaluation result, the Lender shall be entitled to:

(i)	require the Company to make immediate repayment of all the then due and outstanding amount of the Loan in accordance with the Initial Repayment Plan; or
(ii)	convert the then outstanding Loan into the shares of the Company at a fixed total valuation of the Company as follows:
(1)	in case the Lender elects to convert the Loan into the shares in the year of 2021, such valuation shall be US$60,000,000;
(2)	in case the Lender elects to convert the Loan into the shares in the year of 2022, such valuation shall be US$70,000,000; or
(3)	in case the Lender elects to convert the Loan into the shares in the year of 2023, such valuation shall be US$80,000,000; or
(iii)	postpone the repayment of each installment of all the outstanding Loan under the Initial Repayment Plan for six (6) months until the next evaluation conducted by the Lender.

Note Purchase Agreement

7.Transfer and Exchange of Note

7.1Transfer.

(a)Subject to compliance with the applicable Laws, the Borrower shall not be entitled to transfer the Note or assign any of their respective rights or obligations hereunder to any third party unless with the prior written consent of the Lender.

(b)In connection with any transfer of a Note and at all other times hereunder, the holder of the Note shall be entitled to surrender the Note to the Borrower together with a written request for the issuance of one or more new Note, specifying the denomination or denominations thereof and, in the case of a transfer of a Note, the name and address of the new transferee or transferees.  Within five (5) Business Days thereafter, the Borrower shall issue a new Note in the same form and in the same aggregate principal amount as the Note being surrendered, to the person(s) specified in the written request from the holder.  Each Note presented or surrendered for reissuance and registration of a new Note shall be endorsed, or, in the case of a transfer of a Note, shall be accompanied by a duly executed written instrument of transfer in an appropriate form.  The holder of a Note shall be responsible for any transfer taxes associated with the transfer of the Note.

(c)The Note shall be issued or reissued in the same form (with such changes as may be necessary to reflect the different principal amounts) and shall rank pari passu among themselves.

7.2Mutilated, Destroyed, Lost or Stolen Note.  In case a Note shall become mutilated or defaced, or be destroyed, lost or stolen, the Borrower shall execute and deliver a new Note of like principal amount in exchange and substitution for the mutilated or defaced Note, or in lieu of and in substitution for the destroyed, lost or stolen Note.  In the case of a mutilated or defaced Note, the holder thereof shall surrender such Note to the Borrower.  In the case of any destroyed, lost or stolen Note, the holder thereof shall furnish to the Borrower: (i) evidence to the Borrower’s satisfaction of the destruction, loss or theft of the Note and (ii) such security or indemnity as may be reasonably required by the Borrower.

8.Affirmative Covenants.

8.1Advice of Change. So long as the Note remains outstanding, the Company shall deliver to the holder of the Note a written notice as soon as possible, but in any event within five (5) Business Days after the Company learns of (x) any event occurring or circumstances arising subsequent to the date hereof that would render any representation or warranty set forth in Section 3 untrue or inaccurate in any material respects, or (y) any breach of any covenant or obligations of the Borrower or the Founders under the Note Document in any material respect.

8.2The Company and the Founders hereby jointly and severally covenant to the Lender that, (x) during the period of three (3) years from the date hereof, the Company shall provide the Lender with the research documents in relation to the ingredients and effects of a total of at least thirty-two (32) formulas and the samples of such formulas for testing purpose, all of which shall pass the Lender’s test, and (y) the aforementioned thirty-two (32) formulas include the fourteen (14) formulas which have been developed by the Company and eighteen (18) formulas to be developed, and 20%-25% of those eighteen (18) formulas to be developed shall be [Chinese herbal medicine formulas] (collectively, the “Commitments”).

(a)If all the Commitments are fulfilled, the Lender shall be entitled to:

(i)

require immediate repayment of all of the then outstanding Loan, or if the Company is not able to repay the then outstanding Loan, purchase one or more formulas developed by the Company at the price of US$[500,000] per formula; or

Note Purchase Agreement

(ii)	convert the then outstanding Loan into the shares of the Company at the pre-investment valuation of the Company of not less than US$[100,000,000].

(b)If any of the Commitments is not fulfilled, the Lender shall be entitled to:

(i)

require immediate repayment of all of the then outstanding Loan, or if the Company is not able to repay the then outstanding Loan, purchase one or more formulas developed by the Company at the price of US$[500,000] per formula; or

(ii)	convert the then outstanding Loan into the shares of the Company at the pre-investment valuation of the Company of not more than US$[70,000,000].

9.Negative covenants

9.1Prohibited Actions of the Borrower.  The Borrower hereby convents and agrees not to take any of the following actions or engage in any of the following activities without the prior written consent of the holder of the Note unless otherwise agreed herein:

(a)(A) so long as the Note is outstanding, any public offering of any Equity Securities of the Company or (B) any merger, amalgamation, scheme or arrangement, reorganization, restructuring, or consolidation of the Company with any Person, or the purchase or other acquisition by the Company of all or substantially all of the assets, equity or business of another Person;

(b)so long as the Note is outstanding, (A) any declaration, set aside or payment of a dividend or other distribution by the Company except for any distribution or dividend with respect to which the sole recipient of any proceeds therefrom is the Borrower or any wholly-owned subsidiary of the Borrower, or the adoption of, or any change to, the dividend policy of the Company or (B) any purchase, repurchase, redemption or retirements of any Equity Security of the Company;

(c)so long as the Note is outstanding, (A) any liquidation, winding up, dissolution, reorganization, or arrangement of the Company, (B) any cessation of business of the Company, or (C) any commencement of or consent to any proceeding seeking (i) to adjudicate the Company as bankrupt or insolvent, (ii) liquidation, winding up, dissolution, reorganization, or arrangement of the Company under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (iii) the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property; or

(d)so long as the Note is outstanding, any solicitation or entry into of any convertible note or debt financing or any other transaction similar in commercial effect to the Note Documents, or otherwise incur any indebtedness in excess of US$[250,000].

10.Event of Default.

10.1Event of Default.  For purposes of this Agreement and the other Note Documents, the occurrence of any of the following shall constitute an “Event of Default”:

(a)The failure to make any payment of the principal amount of the Note when due;

(b)Any representation or warranty by the Borrower under or in connection with the Note Document shall prove to have been incorrect in any material respect when made or deemed made;

Note Purchase Agreement

(c)The failure of the Borrower or the Founders to perform or observe any other material term, covenant, condition, obligation or agreement contained in the Note Document, which failure shall remain unremedied for a period of ten (10) days after written notice thereof from the Lender;

(d)(1) The filing of a petition by or against the Company under the bankruptcy code of any jurisdiction relating to bankruptcy, insolvency or other relief for debtors; or an order for relief is entered with respect to any proceedings under any bankruptcy Laws or similar Laws providing for relief from creditors; (2) The Company shall: (i) liquidate, wind up or dissolve (or suffer any liquidation, wind up or dissolution); (ii) suspend its operations other than in the ordinary course of business; (iii) become insolvent; (iv) appoint a receiver, trustee, custodian or liquidator of or for all or any part of the assets or property of the Company; (v) make a general assignment for the benefit of creditors of the Company; or (vi) take any corporate action to authorize or commence any proceeding under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation Law or statute of any jurisdiction, now or in the future in effect, except, in the case of each of the foregoing, those approved in advance by the Lender; (3) The commencement of any proceeding against the Company under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation Law or statute of any jurisdiction, now or in the future in effect, which commencement is not dismissed within sixty (60) days; (4) a proceeding is commenced to foreclose a security interest or lien on any material property or assets of the Company as a result of a default in the payment or performance of any material debt of the Company for borrowed money; (5) a final judgment for the payment of money is entered against the Company by a court of competent jurisdiction and such judgment is not discharged in accordance with its terms within sixty (60) days after the date such judgment is entered and within such period an appeal therefrom has not been prosecuted and the execution thereof caused to be stayed during such appeal; (6) an attachment or garnishment is levied against the material portion of the assets or properties of the Company and such levy is not vacated or otherwise terminated within sixty (60) days after the date of its effectiveness; or (7) the Company defaults in the due observance or performance of any material covenant, condition or agreement on the part of the Company to be observed or performed pursuant to the terms of, or breaches any material representations and warranties given with respect to the Note Documents within thirty (30) days after written notice from the non-breaching party thereunder to observe or perform the obligation thereof.

The Lender is not required to deliver a notice of such Event of Default to the Borrower to evidence the knowledge of any Event of Default under this Section 10.1.

10.2Rights and Remedies upon Occurrence of Event of Default.

(a)Upon the occurrence and during the continuation of any Event of Default, in addition to any other remedies allowed by Law, the unpaid principal amount of the Note and all other amounts payable (including without limitation the accrued and unpaid interest) under the Note Documents may be declared by the holder of the Note at their election in writing to be immediately due and payable, whereupon such acceleration the unpaid principal amount of the Note and all such other amounts thereon shall become immediately due and payable without presentment, demand, protest or further notice of any kind.  The holder of the Note, in their sole discretion, may proceed to enforce all other rights and remedies available to it pursuant to the other Note Documents and under applicable Law, if the due but unpaid principal amount of the Note has not been paid within three (3) Business Days after the above declaration by the holder.

(b)Any acceleration of the payment obligations of the Borrower under this Section may be waived with the written consent of the holder of the Note.

Note Purchase Agreement

11.Other Covenants and Agreements.

11.1Use of Proceeds.  Commencing on a date that is specified by the holder in writing to the Borrower, the principal amount of the Note shall only be used for the R&D (research and development) and operation of the Company.

11.2Indemnity.The Borrower and the Founders shall indemnify and hold harmless the Lender from any loss, cost, liability and reasonable legal or other expense, including reasonable attorneys’ fees of the Lender’s counsel, which the Lender have directly or indirectly suffered or incurred by reason of the failure of the Borrower or the Founders to perform any of its obligations under the Note Documents.

11.3Confidentiality.  Each of the Borrower, the Founders and the Lender agrees that, except with the prior written permission of the applicable Party, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other parties to which such Party has been or shall become privy by reason of this Agreement, discussions or negotiations relating to this Agreement, the performance of its obligations hereunder or the ownership of the Note purchased hereunder (the “Confidential Information”); provided, however, that Confidential Information shall not include (i) information which has entered the public domain without the receiving Party’s fault or negligence, (ii) such information available to the public generally or (iii) as otherwise required by Law pursuant to any other regulatory process to which the receiving Party is subject.  Notwithstanding the foregoing, each of the Borrower, the Founders and the Lender may disclose Confidential Information to its employees, attorneys, general partners, limited partners, Affiliates or agents, and in particular, the Lender shall be entitled to disclose the Confidential Information and any other information and/or materials provided to them by the Borrower or the Founders for the purposes of fund reporting or inter-fund reporting or to their fund manager, other funds managed by their fund manager and their respective auditors, counsel, directors, officers, employees, shareholders and investors.  The provisions of this Section 11.3 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the Parties hereto with respect to the transactions contemplated hereby.

12.Miscellaneous

12.1Fees and Expenses.  Each of the Parties hereto shall bear its own costs and expenses in connection with the negotiation, execution, delivery and performance of this Agreement and the other Note Documents and the transactions contemplated hereby and thereby, except that the Borrower shall reimburse counsel for the Lender for fees incurred in connection with the transactions contemplated by this Agreement.

12.2Successors and Assigns; Assignments.

(a)Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Founders and the Lender, all future holders of the Note, all other Party to this Agreement and their respective successors and assigns, except that the Borrower and the Founders may not assign or transfer any of their respective rights or obligations under this Agreement without the prior written consent of the Lender.

(b)Assignments.  Except as otherwise explicitly specified herein, no Party shall assign or transfer any of their rights or obligations under this Agreement, the relevant Note and any other Note Documents without the prior written consents from the other Parties.

(c)No Third Party Beneficiary.  Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

Note Purchase Agreement

12.3Governing Law.  This Agreement shall be governed by and construed under the Laws of Singapore without regard to principles of conflict of laws.

12.4Dispute Resolution.

(a)Any dispute, controversy or claim arising out of, in connection with or relating to this Agreement, including the interpretation, validity, invalidity, breach or termination thereof, shall be settled by arbitration.

(b)The arbitration shall be conducted in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the notice of arbitration is submitted in accordance with the said Rules.  The number of arbitrators shall be one (1), to be appointed, on the request of any party, by the Chairman of the Hong Kong International Arbitration Centre (as the appointing authority). The arbitration shall be conducted in the English language.

(c)When any dispute occurs and when any dispute is under arbitration, except for the matters in dispute, the Parties shall continue to fulfill their respective obligations and shall be entitled to exercise their rights under this Agreement.

(d)The award of the arbitration tribunal shall be final and binding upon the Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

(e)Regardless of anything else contained herein, any Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the conclusion of the arbitration.

12.5Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

12.6Notices.  Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by express courier service, fax, electronic mail or similar means to the address as shown below the signature of such Party on the signature page of this Agreement (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section 12.6).  Where a notice is sent by express courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by express service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of three (3) days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

12.7Entire Agreement.  This Agreement, the other Note Documents and the exhibits and schedules hereto and thereto constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof, and supersede any prior agreements between the Parties regarding the subject matter hereof.

12.8Amendments and Waivers.  Any term of this Agreement or the Note may be amended and the observance of any term of this Agreement or the Note may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Lender and the Borrower.  Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Party.

Note Purchase Agreement

12.9Further Assurances.  Each of the Parties agrees to execute and deliver, by the proper exercise of its corporate power, all such other and additional instruments and documents and do all such other acts and things as may be necessary to effectuate the transactions contemplated by the Note Documents.

12.10Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, legal and enforceable under all applicable Laws.  If, however, any provision of this Agreement shall be invalid, illegal or unenforceable under any such Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal or unenforceable only to the extent of such invalidity, illegality or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality or enforceability of such provision in any other jurisdiction.

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Note Purchase Agreement

In Witness Whereof, the Parties have executed this Agreement as of the date first written above.

BORROWER:

ANZE PREMIUM HEALTH AND BEAUTY PTE. LTD.

By:	/s/ MA LING
Name:	MA LING
Title:	Director
Address:

Signature Page

Note Purchase Agreement

In Witness Whereof, the Parties have executed this Agreement as of the date first written above.

FOUNDERS:

By:	/s/ ZHANG HUIZHI
Name:	ZHANG HUIZHI
Address:

By:	/s/ TANG YUE
Name:	TANG YUE
Address:

By:	/s/ MA LING
Name:	MA LING
Address:

Signature Page

Note Purchase Agreement

In Witness Whereof, the Parties have executed this Agreement as of the date first written above.

LENDER:

ECMOHO (Hong Kong) Health Technology Limited

By:	/s/ ZENG QING CHUN
Name:	ZENG QING CHUN
Title:	Director
Address:

Signature Page

Note Purchase Agreement

SCHEDULE I

LIST OF THE FOUNDERS

Name	Address and Email
ZHANG HUIZHI	Address: 3F NO 5 LANE 693 XINHUA ROAD CHANGNING DISTRICT SHANGHAI CITY CHINA
TANG YUE	Address: ROOM 603 NO 37 GUMEIBA VILLAGE MINHANG DISTRICT SHANGHAI CITY CHINA
MA LING	Address: 7 FERNVALE CLOSE #10-15 LUSH ACRES SINGAPORE (797488)

Schedule I

Note Purchase Agreement

EXHIBIT A

Form of Promissory Note

Note Purchase Agreement

Exhibit A